UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

Annaly Capital Management, Inc.
(Name of Registrant as Specified In Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:
            _______________________
         (2) Aggregate number of securities to which transaction applies:
             _______________________
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              _______________________
         (4) Proposed maximum aggregate value of transaction:
             _______________________
         (5) Total fee paid:
             _______________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount Previously Paid:
              _______________________
         (2) Form, Schedule or Registration Statement No. :
              _______________________
         (3) Filing Party:
              _______________________
         (4) Date Filed:
             _______________________

NOTICE OF ANNUAL MEETING OF ANNALY STOCKHOLDERS

To be Held May 26, 2011

To the Stockholders of Annaly Capital Management, Inc.:

We will hold the annual meeting of the stockholders of Annaly on May 26, 2011, at 9:00 a.m., New York time, at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, to consider and vote on the following proposals:

●	election of three directors for a term of three years each;

●	approval of an amendment of our charter to increase the number of authorized shares of capital stock to 2,000,000,000 shares;

●	approval of a non-binding advisory resolution on our executive compensation;

●	recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation;

●	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; and

●	any other matters as may properly come before our annual meeting or any adjournment or postponement thereof.

We will transact no other business at the annual meeting, except for business properly brought before the annual meeting or any adjournment or postponement of it by our board of directors.

Only our common stockholders of record at the close of business on March 30, 2011, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements of it.  A complete list of our common stockholders of record entitled to vote at the annual meeting will be available for inspection during the 10 business days before the annual meeting at our executive offices during ordinary business hours for proper purposes.

Your vote is very important.  If you do not provide voting instructions, your shares will not be voted or counted on several important matters. We urge you to vote soon after you receive these proxy materials, which explain how to vote via mail, phone or Internet.

ANNUAL MEETING ADMISSION: If you attend the annual meeting in person, you will need to present your admission ticket, or an account statement showing your ownership of our common stock as of the record date, and valid government-issued photo identification. The indicated portion of your proxy card or voter instruction card will serve as your admission ticket.

Our board of directors recommends that you vote:

●	“FOR” the election of each of the nominees as directors;

●	“FOR” the proposal to increase the number of authorized shares of capital stock to 2,000,000,000 shares;

●	“FOR” approval of the non-binding advisory resolution on executive compensation;

●	“FOR EVERY THREE YEARS” with regard to the frequency of the shareowner vote to approve our executive compensation; and

●	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

By Order of the Board of Directors,

R. Nicholas Singh
Secretary

April      , 2011
New York, New York

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting May 26, 2011. Our Proxy Statement and 2010 Annual Report to Stockholders are available at www.proxyvote.com.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING	1
PROPOSAL 1 ELECTION OF DIRECTORS	8
Directors	8
Class I Directors	8
Class II Directors	10
Class III Directors	11
CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS
AND COMMITTEES	12
Corporate Governance	12
Board Oversight of Risk	12
Independence of Our Directors	13
Board Leadership Structure	13
Board Committees and Charters	14
MANAGEMENT	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF ANNALY	21
EXECUTIVE COMPENSATION	23
Compensation Discussion and Analysis	23
Compensation Committee Report	29
Summary Compensation Table	30
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year-End	32
Options Exercised and Stock Vested	33
Pension Benefits	33
Nonqualified Deferred Compensation	33
Potential Payments Upon Termination Of Employment	33
Potential Post-Employment Payments and Payments on a Change in Control	35
COMPENSATION OF DIRECTORS	36
Director Compensation	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	38
EQUITY COMPENSATION PLAN INFORMATION	38
REPORT OF THE AUDIT COMMITTEE	39
PROPOSAL 2 APPROVAL OF AN AMENDMENT OF OUR CHARTER TO INCREASE
THE NUMBER OF AUTHORIZED SHARES TO 2,000,000,000 SHARES	41
PROPOSAL 3 APPROVAL OF A NON-BINDING ADVISORY VOTE APPROVING
EXECUTIVE COMPENSATION	42
General	42
PROPOSAL 4 APPROVAL OF A NON-BINDING ADVISORY RESOLUTION ON THE
FREQUENCY OF STOCKHOLDER VOTING ON OUR EXECUTIVE
COMPENSATION	43
PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM	44
Relationship with Independent Registered Public Accounting Firm	44
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	45
ACCESS TO FORM 10-K	45

i

STOCKHOLDER PROPOSALS	45
OTHER MATTERS	46
WHERE YOU CAN FIND MORE INFORMATION	46

ii

ANNALY CAPITAL MANAGEMENT, INC.
1211 AVENUE OF THE AMERICAS, SUITE 2902
NEW YORK, NEW YORK 10036
______________________

2011 ANNUAL MEETING OF STOCKHOLDERS
______________________

PROXY STATEMENT

Annaly Capital Management, Inc. (“we”, “our” or “us”) is furnishing this proxy statement in connection with our solicitation of proxies to be voted at our 2011 annual meeting of stockholders. We will hold the annual meeting at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, on Thursday, May 26, 2011 at 9:00 a.m. New York time, and any postponements or adjournments thereof. We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about April       , 2011.  Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:	(1)	Election of three directors, Michael A. J. Farrell, Jonathan D. Green and John A. Lambiase, for terms of three years;

	(2)	A proposal to amend our charter to increase the number of authorized shares of capital stock to 2,000,000,000 shares;

	(3)	Approval of a non-binding advisory resolution on our executive compensation;

	(4)	A recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation; and

	(5)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

Q:	What is the proposed charter amendment?

A:
Our charter currently allows us to issue up to a combined total of 1,000,000,000 shares of capital stock, par value $0.01 per share. As of March 30, 2011 we had                  shares of common stock and                 shares of preferred stock issued and outstanding. To retain the ability to issue additional shares, we seek to increase the number of shares we are currently authorized to issue. The proposed amendment of our charter raises the total number of authorized shares we are permitted to issue from 1,000,000,000 shares to 2,000,000,000 shares.

Q:	How does the board of directors recommend that I vote on these proposals?

A:	Our board of directors recommends that you vote:

(1) “FOR” the election of each of the nominees as directors;

(2) “FOR” the proposal to amend our charter to increase the number of authorized shares of capital stock to 2,000,000,000 shares;

(3) “FOR” approval of the non-binding advisory resolution on executive compensation;

(4) “FOR EVERY THREE YEARS” with regard to the frequency of the shareowner vote to approve our executive compensation; and

(5) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

Q:	Who is entitled to vote at the meeting?

A:	Only common stockholders of record as of the close of business on March 30, 2011, the record date, are entitled to vote at the meeting.

Q:	What quorum is required for the meeting?

A:	A quorum will be present at the annual meeting if a majority of the votes entitled to be cast are present, in person or by proxy. Since there were eligible votes as of the record date, we will need at least votes present in person or by proxy at the annual meeting for a quorum to exist. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share.

Q:	What are the voting requirements that apply to the proposals discussed in this proxy statement?

Discretionary
A:		Proposal	Vote Required	Voting Allowed?

	(1)	Election of directors	Majority	No

	(2)	Amendment of our charter	Majority	No

	(3)	Advisory vote on our executive	Majority	No
compensation

	(4)	Advisory vote for the frequency of advisory	Plurality	No
votes on our executive compensation

	(5)	Ratification of the appointment of Deloitte & Touche LLP	Majority	Yes

“Majority” means (a) with regard to the election of directors, the affirmative vote of a majority of all the votes cast on the election of a director on a per director basis; provided, however, that in an election of directors, if the number of nominees exceeds the number of directors to be elected at such meeting, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting; (b) with regard to the proposed amendment to our charter, a majority of the total number of issued and outstanding shares of our common stock; and (c) with regard to the advisory resolution on our executive compensation and the ratification of the appointment of Deloitte & Touche LLP, a majority of the votes cast at the annual meeting.

“Plurality” means, with regard to the advisory vote on the frequency of the shareowner vote on executive compensation, the option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the New York Stock Exchange rules to vote the beneficial owner’s shares, the affected shares are referred to as broker “non-votes.”

Q:	What is the effect of abstentions and broker “non-votes”?

A:
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. Broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Abstentions and broker non-votes, if any, will have no effect on the election of the directors (Proposal No. 1), the advisory resolution on our executive compensation (Proposal No. 3), the advisory vote for the frequency of advisory votes on our executive compensation (Proposal No. 4) and the ratification of the appointment of Deloitte & Touche LLP (Proposal No. 5).  For purposes of the vote to approve the amendment to our charter (Proposal No. 2), abstentions and broker non-votes will have the same effect as votes against the proposal.

Q:	How will my shares be voted if I do not specify how they should be voted?

A:	Properly executed proxies that do not contain voting instructions will be voted as follows:

	(1)	Proposal 1: FOR the election of directors;

	(2)	Proposal 2: FOR the approval of the amendment of our charter;

	(3)	Proposal 3: FOR the approval of a non-binding advisory resolution on our executive compensation;

	(4)	Proposal 4: FOR EVERY THREE YEARS with regard to the frequency of the shareowner vote to approve our executive compensation; and

	(5)	Proposal 5: FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

The individuals named as proxies by a stockholder may vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposals described above will be brought before the annual meeting.  If, however, other matters are properly presented at the annual meeting, the individuals named as proxies will vote in accordance with the recommendation of our board of directors.

Q:	What do I do if I want to change my vote?

A:
You may revoke a proxy at any time before it is voted by filing with us a duly executed revocation of proxy, by submitting a duly executed proxy to us with a later date or by appearing at the annual meeting and voting in person.  You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy.  Attendance at the annual meeting without voting will not itself revoke a proxy.

Q:	How will voting on any other business be conducted?

A:
Other than the five proposals described in this proxy statement, we know of no other business to be considered at the annual meeting.  If any other matters are properly presented at the meeting, your signed proxy card authorizes Michael A.J. Farrell, our Chairman of the Board, Chief Executive Officer, and President, and R. Nicholas Singh, our Secretary, to vote on those matters according to their best judgment.

Q:	Who will count the vote?

A:	Representatives of Broadridge Financial Solutions, Inc., the independent Inspector of Elections, will count the votes.

Q:	Who can attend the annual meeting?

A:
All stockholders of record as of March 30, 2011 can attend the annual meeting, although seating is limited.  If your shares are held through a broker and you would like to attend, please either (1) write us at Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email us at investor@annaly.com, or (2) bring to the meeting a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker).

In addition, you must bring valid, government-issued photo identification, such as a driver’s license or a passport.  If you plan to attend, please check the box on your proxy card and return it as directed on the proxy card.  In addition, if you are a record holder of common stock, your name is subject to verification against the list of our record holders on the record date prior to being admitted to the annual meeting.  If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, or similar evidence of ownership.  If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Security measures will be in place at the meeting to help ensure the safety of attendees.  Metal detectors similar to those used in airports may be located at the entrance to the auditorium and briefcases, handbags and packages may be inspected.  No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting.  Anyone who refuses to comply with these requirements will not be admitted.

Q:	How will we solicit proxies for the annual meeting?

A:
We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders.  We will pay the expenses incurred in connection with the printing and mailing of this proxy statement.  In addition to solicitation by mail, the directors, officers and our employees, who will not be specially compensated, may solicit proxies from our stockholders by telephone, facsimile, telegram or other electronic means or in person.  Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses.  We will bear the total cost of soliciting proxies.

Stockholders have the option to vote over the internet or by telephone.  Please be aware that if you vote over the internet, you may incur costs such as telephone and access charges for which you will be responsible.

Q:	What is “Householding” and does Annaly do this?

A:
Householding is a procedure approved by the Securities and Exchange Commission under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other intermediary, unless one or more of these stockholders notifies the company, bank, broker or other intermediary that they wish to continue to receive individual copies.  We engage in this practice, which is known as “householding,” as it reduces our printing and postage costs.  However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, Attention: Investor Relations, by emailing us at investor@annaly.com, or by calling us at 212-696-0100, and we will promptly deliver to the stockholder the requested annual report or proxy statement.  If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner.  If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.  If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Q:	Could the Annual Meeting be postponed or adjourned?

A:
If a quorum is not present or represented, our bylaws permit a majority of stockholders entitled to vote at the annual meeting, present in person or represented by proxy, to postpone or adjourn the meeting, without notice other than an announcement.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Annaly Capital Management, Inc.
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (212) 696-0100
Facsimile: (212) 696-9809
Email: investor@annaly.com
Attention:  Investor Relations

PROPOSAL 1
ELECTION OF DIRECTORS

At the annual meeting, the stockholders will vote to elect three class III directors, whose terms will expire at our annual meeting of stockholders in 2014, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

The persons named in the enclosed proxy will vote to elect Michael A. J. Farrell, Jonathan D. Green and John A. Lambiase as class III directors, unless you withhold the authority of these persons to vote for the election of any or all of the nominees by marking the proxy to that effect.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MICHAEL A. J. FARRELL, JONATHAN D. GREEN AND JOHN A. LAMBIASE AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2014 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.  THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE YOUR PROXY IN FAVOR OF THESE NOMINEES UNLESS YOU SPECIFY A CONTRARY CHOICE IN YOUR PROXY.

Directors

We have three classes of directors.  Our class I directors serve until our annual meeting of stockholders in 2012.  Our class II directors serve until our annual meeting of stockholders in 2013.  Our class III directors elected at this year’s meeting will serve until our annual meeting of stockholders in 2014.  Set forth below are the names and certain information on each of our directors.

Class I Directors

Wellington J. Denahan-Norris, age 47, was elected on December 5, 1996 to serve as Vice Chairman of the board of directors and a director.  She has responsibility for managing our portfolio.  Ms. Denahan-Norris was appointed our Chief Operating Officer in January 2006. She was a founder of Fixed Income Discount Advisory Company, a Delaware corporation and our wholly-owned subsidiary, or FIDAC, and is its Chief Operating Officer.  She has been FIDAC’s Senior Vice President from March 1995 to the present, Treasurer since July 1994 and Chief Investment Officer since February 1997.  From July 1994 through March 1995 she was a Vice President of FIDAC.  Prior to joining FIDAC, from March 1992 to July 1994, Ms. Denahan-Norris had been Vice President responsible for asset selection and financing at Citadel Funding Corporation.  Prior to joining Citadel she had been a trader on the mortgage-backed securities desk at Schroder Wertheim and Co., Inc.  She has attended the New York Institute of Finance for intense mortgage-backed securities studies.  Ms. Denahan-Norris has been during the past five years and is currently employed at an affiliate of us.

The Board believes that Ms. Denahan-Norris’ qualifications include, among other things, her significant oversight experience related to fixed income trading operations through years of serving as our chief operating officer and chief investment officer, her industry experience and expertise in the mortgage-backed securities markets, and her operational expertise.

Michael Haylon, age 53, was elected on June 12, 2008 to serve as a director.  Mr. Haylon was Chief Financial Officer of the Phoenix Companies, Inc. from 2004 until 2007, and Executive Vice President and Chief Investment Officer of the Phoenix Companies in 2002 and 2003. Phoenix Companies is a NYSE-listed company with primary businesses in life insurance, asset management and annuities. From 1995 until 2002, he held the positions of Executive Vice President of Phoenix Investment Partners, Ltd. a NYSE-listed company, and President of Phoenix Investment Counsel, where he was responsible for the management and oversight of $25 billion in closed-end and open-end mutual funds, corporate pension funds and insurance company portfolios. From 1990 until 1994 he was Senior Vice President of Fixed-Income at Phoenix Home Life Insurance Company. From 1986 until 1990, he was Managing Director at Aetna Bond Investors where he was responsible for management of insurance company and pension fund portfolios. From 1980 until 1984 he was Senior Financial Analyst at Travelers Insurance Companies. He began his career in 1979 in the commercial lending program at Philadelphia National Bank. Mr. Haylon has previously served on the boards of Aberdeen Asset Management and Phoenix Investment Partners. He has a B.A. from Bowdoin College and a M.B.A. from the University of Connecticut.  None of the corporations or organizations that have employed Mr. Haylon during the past five years is a parent, subsidiary or other affiliate of us.

The Board believes that Mr. Haylon’s qualifications include, among other things, his significant leadership and management experience from his years of management and oversight of large financial asset portfolios, his prior board experience with other companies and his expertise in financial matters.

Donnell A. Segalas, age 53, was elected on January 28, 1997 to serve as a director.  Mr. Segalas is a principal at Pinnacle Asset Management L.P. where he is a member of the investment and executive committees.  Mr. Segalas manages new business, distribution and special projects for Pinnacle.  Prior to joining Pinnacle, Mr. Segalas was Executive Vice President for alternative investments at Phoenix Investment Partners Ltd., a NYSE-listed asset management firm.  Prior to joining Phoenix, Mr. Segalas was a managing director at the Far Hills Group where he was in charge of the Private Equity and Venture Capital fund-raising group.  In 1997, Mr. Segalas co-founded a leveraged buyout firm, Maplewood Partners, L.L.C.  Prior to joining Maplewood Partners, Mr. Segalas was a Managing Director at Rodman & Renshaw, Inc. in its mortgage-backed securities department from 1994 to June 1997.  In December 1995, Mr. Segalas was also given the additional responsibility to manage Rodman & Renshaw’s Structured Finance Group.  From 1990 to 1994, Mr. Segalas served as Senior Vice President in the mortgage-backed securities department at Tucker Anthony, Inc., where he co-managed the firm’s structured finance group.  Prior to that time, Mr. Segalas had been a Senior Vice President at Smith Barney, Inc. and Corporate Vice President at Drexel Burnham Lambert.  None of the corporations or organizations that have employed Mr. Segalas during the past five years is a parent, subsidiary or other affiliate of us.

The Board believes that Mr. Segalas’s qualifications include, among other things, his significant experience from his years of in investing and managing private and public investment vehicles and his experience serving on investment and executive committee with other companies.

Class II Directors

Kevin P. Brady, age 55, was elected on January 28, 1997 to serve as a director. Mr. Brady is a Vice-President in the Tax and Accounting division of ThomsonReuters. In January of 2008, ThomsonReuters acquired TaxStream, a software company founded by Mr. Brady, which serves the tax accounting market. Prior to the acquisition, he served as Chief Executive Officer of TaxStream, providing product expertise, management and strategic direction for the company. Mr. Brady is also the Chief Executive Officer of LexStream, a software company that he founded 2 years ago, which is dedicated to the financial accounting market. Mr. Brady has served as an independent director of Annaly since 1997 and has been chair of the audit committee for 7 years, with oversight for financial disclosure, audit and general accounting activities. He worked in various accounting and tax positions at PricewaterhouseCoopers from 1986 to 1994 and Merck from 1980 to 1986.  Mr. Brady holds a BA from McGill University, an MBA from New York University and is a Certified Public Accountant (inactive).  None of the corporations or organizations that have employed Mr. Brady during the past five years is a parent, subsidiary or other affiliate of us.

The Board believes that Mr. Brady’s qualifications include, among other things, his expertise in financial and accounting matters as well as his significant experience managing systems and companies focusing on the financial accounting market.

E. Wayne Nordberg, age 72, was elected on May 27, 2005 to serve as a director.  Mr. Nordberg is currently Chairman of Hollow Brook Associates LLC, an SEC registered investment advisor, which manages or advises $1.2 billion of investment assets, including the Lafayette College Endowment Fund.  From January 2003 to November 2008, Mr. Nordberg served as a senior director of Ingalls & Snyder LLC, an NYSE member and registered investment advisor.   From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the board of KBW Asset Management, Inc.  KBW is an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals.  From 1988 to 1998, he served in various capacities for Lord, Abbett & Co., a mutual fund company, including partner and director of their family of funds.  Mr. Nordberg received his B.A. in Economics from Lafayette College, where he is a Trustee Emeritus.  He is a member of the Financial Analysts Federation and The New York Society of Security Analysts, and is a Trustee of the Atlantic Salmon Federation, The American Museum of Fly Fishing, The Battery Conservancy, the Property & Environment Research Center, The Anglers’ Club of New York, Glynwood Center and Yellowstone Park Foundation.   Mr. Nordberg also serves on the Investment Committee of The Jackson Laboratory.  Mr. Nordberg is also a director of PetroQuest Energy, Inc., an NYSE-listed company.  None of the corporations or organizations that have employed Mr. Nordberg during the past five years is a parent, subsidiary or other affiliate of us.

The Board believes that Mr. Nordberg’s qualifications include, among other things, his significant experience in servicing as at a senior executive level with a SEC registered investment advisor, his experience as a director of an asset management company and his service as a board member of another public company.

Class III Directors

Michael A. J. Farrell, age 59, was elected on December 5, 1996 to serve as Chairman of the Board and Chief Executive Officer.  Mr. Farrell was appointed our President effective January 1, 2002.  He was a founder of FIDAC and, since November 1994, he has been its President and Chief Executive Officer.  He is a member of the board of directors of the U.S. Dollar Floating Rate Fund.  Prior to founding FIDAC, from February 1992 to July 1994, Mr. Farrell served as President of Citadel Funding Corporation.  From April 1990 to January 1992, Mr. Farrell was a managing director for Schroder Wertheim & Co. Inc. in the fixed income department.  In addition to being the former Chairman of the Primary Dealers Operations Committee of the Public Securities Association (from 1981 through 1985) and its mortgage-backed securities division, he is a former member of the Executive Committee of its Primary Dealers Division.  Prior to his employment with Schroder Wertheim, Mr. Farrell had been President of L.F. Rothschild Mortgage Capital, Inc., Vice President of Trading at Morgan Stanley and Co., Inc., and Senior Vice President of Merrill Lynch and Co., Inc.  Mr. Farrell began his career at E.F. Hutton and Company in 1971.  Currently, in addition to his responsibilities at Annaly and FIDAC, Mr. Farrell serves as a director of the U.S. Dollar Floating Rate Fund, as a trustee of the Oratory Preparatory School in Summit, NJ and as a member of the Board of Visitors of Wake Forest University Schools of Business.  Mr. Farrell has been during the past five years and is currently employed at an affiliate of us.

The Board believes that Mr. Farrell’s qualifications include, among other things, his 32 years of broad-ranging experience in fixed income trading, management and operations, his leadership and extensive experience in the fixed income industry and mortgage-backed securities markets, and that his current position as our Chief Executive Officer and President provides him with knowledge of our long term strategy and operations and a cohesive vision for our company.

Jonathan D. Green, age 64, was elected on January 28, 1997 to serve as a director.  Mr. Green is special advisor to Rockefeller Group International, Inc., a wholly owned subsidiary of Mitsubishi Estate Company, Ltd., with interests in real estate ownership, investment, management and development, and real estate services collectively operating under the brand of The Rockefeller Group.  He joined The Rockefeller Group in 1980 as Assistant Vice President and Real Estate Counsel.  In 1983 he was appointed Vice President, Secretary and General Counsel and in 1990 was elected Chief Corporate Officer.  On July 6, 1995 he was named President and Chief Executive Officer of Rockefeller Group Development Corporation (RGDC) and Rockefeller Center Management Corporation (RCMC), both subsidiaries of The Rockefeller Group.  In October 2002 Mr. Green was named President and Chief Executive Officer of Rockefeller Group International, Inc., becoming Vice Chairman in January 2009.  He served as Vice Chairman until December 2010.  In his role as Vice Chairman, Mr. Green was active in formulating the strategic planning for the company and its subsidiaries, which include Rockefeller Group Development Corporation, Rockefeller Group Investment Management, Rockefeller Group Technology Solutions, Inc., and Rockefeller Group Business Centers.  Before joining The Rockefeller Group, Mr. Green was associated with the New York City law firm of Thacher, Proffitt & Wood.  He also serves on the Board of Trustees of the Museum for African Art, The Leadership Council of Lafayette College, the Board of Trustees of the Wildlife Conservation Society.  Mr. Green graduated from Lafayette College and the New York University School of Law.  None of the corporations or organizations that have employed Mr. Green during the past five years is a parent, subsidiary or other affiliate of us.

The Board believes that Mr. Green’s qualifications include, among other things, his significant experience as a chief executive of another company, his diverse and significant background in the real estate industry and his legal expertise.

John A. Lambiase, age 71, was elected on January 28, 1997 to serve as a director.  Mr. Lambiase was managing director in global operations at Salomon Brothers from 1985 through his retirement in 1991.  Mr. Lambiase joined Salomon in 1979 as director of internal audit.  Mr. Lambiase has served as Chairman of the Mortgage-Backed Securities Clearance Corporation, a member of the board of directors of Prudential Home Mortgage and a member of the Board of the National Securities Clearance Corporation, and was a founding director and Chairman of the Participation Trust Company.  Mr. Lambiase also served on Salomon’s Credit Committee.  Prior to joining Salomon, from 1972 through 1979, Mr. Lambiase was President of Loeb Rhodes Wall Street Settlement Corporation with responsibility for securities clearance of over 130 member firms.  Prior to Loeb Rhodes, Mr. Lambiase had been the Chief Financial Officer and a General Partner of W.E. Hutton.  Mr. Lambiase is a Certified Public Accountant. None of the corporations or organizations that have employed Mr. Lambiase during the past five years is a parent, subsidiary or other affiliate of us.

The Board believes that Mr. Lambiase’s qualifications include, among other things, his significant securities industry experience, his expertise in accounting matters and his service as a board member of other companies.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE,
BOARD MEETINGS AND COMMITTEES

Corporate Governance

We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices.  We have adopted a number of written policies, including corporate governance guidelines, code of business conduct and ethics, and charters for our audit committee, compensation committee and nominating/corporate governance committee.

Board Oversight of Risk

The board of directors is responsible for overseeing our risk management practices and committees of the board of directors assist it in fulfilling this responsibility.

As required by its charter, the audit committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management.  At least annually, the audit committee reviews with management our risk management program which identifies and quantifies a broad spectrum of enterprise-wide risks, and related action plans.  In 2010, our full board of directors participated in this review and discussion and expects to continue this practice as part of its role in the oversight of our risk management practices.  In addition, our employees report to the audit committee on various matters related to our risk exposures on a regular basis or more frequently if appropriate.  At their discretion, members of the board of directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings.

Our board of directors reviewed with the compensation committee its compensation policies and practices applicable to all employees that could affect our assessment of risk and risk management.  Following such review, we determined that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on us.  As part of this risk assessment and management activities going forward, our board of directors also determined that it would undertake an annual review of our compensation policies and practices as they relate to risk.

Independence of Our Directors

New York Stock Exchange rules require that at least a majority of our directors be independent of our company and management.  The rules also require that our board of directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent.  We have adopted independence standards consistent with New York Stock Exchange rules.  Our board of directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us, our management and employees.  As a result of this review, our board of directors, based upon the fact that none of Kevin P. Brady, Jonathan D. Green, Michael Haylon, E. Wayne Nordberg and Donnell A. Segalas have any relationships with us other than as directors and holders of our common stock, affirmatively determined that these five directors are independent directors under New York Stock Exchange rules.  Michael A.J. Farrell and Wellington J. Denahan-Norris are not considered independent because they are employees of the company, and John A. Lambiase is not considered independent because we employ his son as an executive officer.

Board Leadership Structure

Michael A. J. Farrell, one of our founders, has served as Chairman of the Board and Chief Executive Officer since we commenced operations. We believe that a combined Chairman of the Board and Chief Executive Officer position, together with independent directors serving as members in each of our board committees, and regularly-scheduled sessions of the board and committees is the most appropriate board leadership structure for us at this time. Experienced and independent directors, sitting on various committees with independent chairs, oversee our operations, risks, performance and business strategy. Our board believes that for us, the combination of the Chairman of the Board and Chief Executive Officer positions takes advantage of Mr. Farrell’s talent and knowledge and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations.  We also believe it provides us with clear leadership lines and reduces the potential for confusion or duplication of efforts. Our board believes that given its strong governance practices, including the requirement that a majority of its members be independent of us, the combination of these two roles, provide an appropriate balance among strategy development, operational execution and independent oversight of us.  This structure has served us well as we have built ourselves to be the largest REIT in our sector.

Board Committees and Charters

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business.   This code is applicable to all employees, officers and directors of the company.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines which, in conjunction with the charters and key practices of our board committees, provide the framework for the governance of our company.

Other Charters

Our compensation committee, audit committee and nominating/corporate governance committee have also adopted written charters which govern their conduct.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, Corporate Governance Principles, Compensation Committee Charter, Audit Committee Charter and Nominating/Corporate Governance Committee Charter are available on our website (www.annaly.com).  We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

Compensation Committee

We have a standing compensation committee.  The members of our compensation committee are Jonathan D. Green, E. Wayne Nordberg and Donnell A. Segalas, each of whom is an independent director within the meaning of the rules of the New York Stock Exchange.  The compensation committee administers our 2010 Equity Incentive Plan, or Incentive Plan, and recommends changes to the Incentive Plan to our board of directors when appropriate.  The compensation committee also approves compensation for our officers.  For additional information on the compensation committee, please see “Compensation Committee Report” below.

Audit Committee

We have a standing audit committee.  The members of our audit committee are Kevin P. Brady, Jonathan D. Green, Michael Haylon and E. Wayne Nordberg.  Each member of our audit committee is an independent director within the meaning of the rules of the New York Stock Exchange, and Mr. Brady has been designated as our audit committee’s financial expert.  The audit committee recommends to our board of directors the engagement or discharge of independent registered public accountants, reviews the plan and results of the auditing engagement with our Chief Financial Officer and our independent registered public accountants, and reviews with our Chief Financial Officer the scope and nature of our internal auditing system.  The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating/Corporate Governance Committee

We have a standing nominating/corporate governance committee.  The members of our nominating/corporate governance committee are Kevin P. Brady, Michael Haylon, E. Wayne Nordberg and Donnell A. Segalas.  Each of the members of our nominating/corporate governance committee meets the independence requirements of the New York Stock Exchange.  The nominating/corporate governance committee recommends to the board of directors persons to be nominated as directors or to be elected to fill vacancies on the board of directors.  The nominating/corporate governance committee will consider nominees recommended by our stockholders.  These recommendations should be submitted in writing to our Secretary.

Our nominating/corporate governance committee currently considers the following factors in making its recommendations to the board of directors:  background, skills, expertise, accessibility and availability to serve effectively on the board of directors.  Our nominating/corporate governance committee also conducts inquiries into the background and qualifications of potential candidates.  Although the nominating/corporate governance committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the board of directors. Additionally, the committee believes that it is critical to have a board of directors with diverse backgrounds in various areas as this contributes to our success and is in the best interests of our stockholders.

Our nominating/corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating/corporate governance committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, our nominating/corporate governance committee considers various potential candidates for director.  Candidates may come to the attention of our nominating/corporate governance committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our nominating/corporate governance committee, and may be considered at any point during the year. As described above, our nominating/corporate governance committee considers properly submitted stockholder nominations for candidates for the board of directors.  Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our nominating/corporate governance committee at a regularly scheduled or special meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our nominating/corporate governance committee. Our nominating/corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.  In evaluating such nominations, our nominating/corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the board of directors, committees of the board of directors and individual directors by mailing those communications to:

Annaly Capital Management, Inc.
[Addressee*]
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (212) 696-0100
Facsimile: (212) 696-9809
Email: investor@annaly.com
Attention: Investor Relations

*	Audit Committee of the board of directors
*	Compensation Committee of the board of directors
*	Nominating/Corporate Governance Committee of the board of directors
*	Non-Management Directors
*	Name of individual director

These communications are sent by us directly to the specified addressee.

We require each member of the board of directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director.  We had eight directors at the time of the 2010 annual meeting of stockholders and seven attended the meeting.

Board and Committee Meetings

During 2010, our board of directors held eleven meetings.  During 2010, the compensation committee held two meetings, the audit committee held four meetings, and the nominating/corporate governance committee held one meeting.  Each director attended at least 75% of the aggregate number of meetings held by our board of directors, other than Jonathan Green who attended eight of the eleven meetings and Donnell Segalas who attended seven of the eleven meetings, and 75% of the aggregate number of meetings of each committee on which the director served, other than Jonathan Green who attended two of the four meetings of the audit committee.

Meetings of Non-Management Directors

            Our corporate governance guidelines require that the board have at least two regularly scheduled meetings each year for our non-management directors.  These meetings, which are designed to promote unfettered discussions among our non-management directors, are presided over by Kevin Brady, a non-management director.  During 2010, our non-management directors had two meetings.

MANAGEMENT

Name	Age	Position
Michael A.J. Farrell	59	Chairman of the Board, Chief Executive Officer and President

Wellington J. Denahan-Norris	47	Vice Chairman of the Board, Chief Investment Officer and Chief Operating Officer

Kathryn F. Fagan	44	Chief Financial Officer and Treasurer

Jeremy Diamond	47	Managing Director and Head of Research and Corporate Communications

James P. Fortescue	37	Managing Director, Head of Liabilities and Chief of Staff

Ronald D. Kazel	43	Managing Director and Head of Asset Management Group

Kevin Keyes	43	Managing Director and Chief Strategy Officer

Kristopher Konrad	36	Managing Director and Head Portfolio Manager

Matthew Lambiase	44	Managing Director and Head of Business Development

Rose-Marie Lyght	37	Managing Director and Chief Investment Officer of FIDAC

R. Nicholas Singh	52	Chief Legal Officer, Secretary and Chief Compliance Officer

Biographical information on Mr. Farrell and Ms. Denahan-Norris is provided above. Certain biographical information for Ms. Fagan, Mr. Diamond, Mr. Fortescue, Mr. Kazel, Mr. Keyes, Mr. Konrad, Mr. Lambiase, Ms. Lyght and Mr. Singh, is set forth below.

Kathryn F. Fagan was employed by us in April 1997 in the positions of Chief Financial Officer and Treasurer. From June 1, 1991 to February 28, 1997, Ms. Fagan was Chief Financial Officer and Controller of First Federal Savings & Loan Association of Opelousas, Louisiana. First Federal is a publicly owned savings and loan that converted to the stock form of ownership during her employment period.  Ms. Fagan’s responsibilities at First Federal included all financial reporting, including reports for internal use and reports required by SEC and the Office of Thrift Supervision. During the period from September 1988 to May 1991, Ms. Fagan was employed as a bank and savings and loan auditor by John S. Dowling & Company, a corporation of Certified Public Accountants.  Ms. Fagan is a Certified Public Accountant and has a Masters Degree in Business Administration from the University of Southwestern Louisiana.

Jeremy Diamond was employed by us in March 2002.  Mr. Diamond is a Managing Director of Annaly and FIDAC.  From 1990 to March of 2002, he was President of Grant’s Financial Publishing, a financial research company, and publisher of Grant’s Interest Rate Observer. In addition to his responsibilities as principal business executive, Mr. Diamond conducted security analysis and financial market research. Mr. Diamond began his career as an analyst in the investment banking group at Lehman Brothers.  Mr. Diamond has a Bachelors Degree from Princeton University and a Masters Degree in Business Administration from the Anderson School at UCLA.

James P. Fortescue was employed by us in December 1996.  Mr. Fortescue is Managing Director, Head of Liabilities of Annaly and FIDAC.  He started with FIDAC in June of 1995 where he was in charge of finding financing on mortgage-backed and corporate bonds for regional dealers, as well as maintaining a pricing service for a major broker dealer.  In September of 1996 he took over all financing activities for the U.S. Dollar Floating Rate Fund which included trading and structuring all liabilities, coordinating trade settlements with broker dealer back offices, and maintaining the relationships with these dealers.  Mr. Fortescue has been in charge of liability management for us since our inception, and continues to oversee all financing activities for FIDAC.  Mr. Fortescue holds a Bachelors Degree in Finance from Siena College.

Ronald D. Kazel was employed by us in December 2001.  Mr. Kazel is a Managing Director of Annaly and FIDAC.  Prior to joining Annaly, Mr. Kazel was a Senior Vice President in Friedman Billings Ramsey’s financial services investment banking group.  During his tenure there, he was responsible for structuring both private and public equity and debt offerings for financial services companies, including Annaly’s private placement in 1997.  Mr. Kazel has a Bachelors Degree in Finance and Management from New York University.

Kevin Keyes was employed by us in September 2009.  Mr. Keyes is Managing Director and Chief Strategy Officer of Annaly and FIDAC.  Mr. Keyes has over 20 years of experience in investment banking and as an equity capital markets professional.  Mr. Keyes worked in various capacities at Bank of America Merrill Lynch from 2005 to 2009 where he was Head of Real Estate Equity Capital Markets (ECM) and Head of Technology ECM.  Also, from 2007 to 2009 he was Co-Head of America Clean Energy Investment Banking.  Mr. Keyes also worked at Credit Suisse First Boston from 1998 to 2005 where from 2001 to 2005 he was Head of Real Estate ECM, from 2003 to 2005 he was Head of Financial Institutions ECM, and from 2001 to 2005 he was Co-Head of Technology ECM.  Mr. Keyes has a Bachelor of Arts in Economics and a Bachelor of Science in Business Administration each from the University of Notre Dame.

Kristopher Konrad was employed by us in October 1997.  Mr. Konrad is Managing Director, Co-Head Portfolio Management of Annaly and FIDAC.  Mr. Konrad is the Portfolio Manager for Annaly and has served in this capacity since December of 2000. Prior to this, he was head of financing for the US Dollar Floating Rate Fund and assisted with the management of FIDAC’s high net worth separate accounts.  Mr. Konrad has a Bachelors Degree in Business from Ithaca College and has attended the New York Institute of Finance for intense mortgage-backed securities studies.

Matthew Lambiase was employed by us in June 2004.  Mr. Lambiase is Managing Director and Head of Business Development of Annaly and FIDAC.  Since August 2007, Mr. Lambiase has also served as President and Chief Executive Officer, and Director of Chimera Investment Corporation, a NYSE-listed REIT that is externally managed by FIDAC.  Before joining Annaly and FIDAC, Mr. Lambiase was a Director in Fixed Income Sales at Nomura Securities International, Inc.  Over his 11 year employment at Nomura, Mr. Lambiase was responsible for the distribution of commercial and residential mortgage-backed securities to a wide variety of institutional investors.  Mr. Lambiase also held positions at Bear, Stearns & Company as Vice President in Institutional Fixed Income Sales and as a mortgage analyst in the Financial Analytics and Structured Transaction Group.  Mr. Lambiase has a Bachelors Degree in Economics from the University of Dayton.  Mr. Lambiase is the son of one of our directors, John A. Lambiase.

Rose-Marie Lyght was employed by us in April 1999.  Ms. Lyght is Managing Director of Annaly and Chief Investment Officer of FIDAC.  She has been involved in the asset selection and financing for the US Dollar Floating Rate Fund and FIDAC’s high net worth separate accounts.  Ms. Lyght has a Bachelor of Science in Finance and a Masters Degree in Business Administration from Villanova University.

R. Nicholas Singh was employed by us in February 2005.  Mr. Singh is our Chief Legal Officer, Secretary and Chief Compliance Officer.  From 2001 until he joined Annaly, he was a partner in the law firm of McKee Nelson LLP.  Mr. Singh has a Bachelors Degree from Carleton College, a Masters Degree from Columbia University and a J.D. from American University.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF ANNALY

The following table sets forth certain information as of March 28, 2011 relating to the beneficial ownership of our common stock by (i) each of our named executive officers and directors, (ii) all of our executive officers and directors as a group and (iii) all persons that we know beneficially own more than 5% of our outstanding common stock.  Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, as amended.  Except as otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

Beneficial Owner(1)	Number	Percent
Michael A.J. Farrell(2)	3,300,367	*
Wellington J. Denahan-Norris(3)	1,663,263	*
Kathryn F. Fagan(4)	512,863	*
Kevin Keyes	50,000	*
James P. Fortescue (5)	351,511	*
Kevin P. Brady(6)	92,900	*
Jonathan D. Green(7)	160,750	*
Michael Haylon(8)	41,250	*
John Lambiase(9)	173,062	*
Donnell A. Segalas(10)	163,650	*
E. Wayne Nordberg(11)	147,250	*
Other executive officers as a group(12)	1,717,303	*
All executive officers and directors as a group
(17 persons) (2)(3)(4)(5)(6)
(7)(8)(9)(10)(11)(12)	8,374,169	1.04%

*  Represents beneficial ownership of less than one percent of the common stock.

(1)	The business address of each director and named executive officer is c/o Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

(2)
Includes 1,070,000 shares of common stock subject to vested options granted under the Incentive Plan to Mr. Farrell that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

(3)
Includes 1,050,000 shares of common stock subject to vested options granted under the Incentive Plan to Ms. Denahan-Norris that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

(4)
Includes 316,250 shares of common stock subject to vested options granted under the Incentive Plan to Ms. Fagan that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

(5)
Includes 262,218 shares of common stock subject to options granted under the Incentive Plan to Mr. Fortescue that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

(6)
Includes 73,750 shares of common stock subject to vested options granted under the Incentive Plan to Mr. Brady that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.   Excludes 44,000 shares of common stock held by certain members of Mr. Brady’s immediate family for which he disclaims beneficial interest.

(7)
Includes 116,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Green that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

(8)
Includes 41,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Haylon that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

(9)
Includes 116,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Lambiase that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

(10)
Includes 116,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Segalas that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

(11)
Includes 86,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Nordberg that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date

(12)
Includes 1,182,695 shares of common stock subject to options granted under the Incentive Plan that were exercisable as of March 22, 2011 or have or will first become exercisable within 60 days after such date.

At December 31, 2010, Mr. Farrell, Ms. Denahan-Norris, Ms. Fagan, Mr. Keyes and Mr. Fortescue held 2,230,367, 613,263, 196,613, 50,000 and 89,293 shares of stock, respectively, with values (based on the closing market price of our common stock on December 31, 2010, which was $17.92 per share) of $39,968,177, $10,989,673, $3,523,305, $896,000 and $1,600,131 respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the executive officers named in this proxy statement and our executive officers generally. This discussion should be read together with the compensation tables and related disclosures contained in this proxy statement.

Overview of Compensation Philosophy, Risk Considerations and Program

Philosophy

Our principal business objective is to generate income for distribution to our stockholders as dividends.  We believe that our compensation program is directly linked to our principal business objective of generating income to return to our stockholders.  Our compensation program is designed to meet three principal goals:

●	attract, reward and retain officers and other key employees;

●	motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and

●	support our core values and cultures.

To meet these objectives, we have adopted the following policies:

●	we pay compensation that is competitive with the compensation paid by other leading asset management companies;

●	we pay for performance by structuring compensation so that the majority of cash compensation is comprised of bonuses which are paid only upon the approval of the compensation committee; and

●	we provide long-term incentives in the form of stock options to incentivize our employees and align their interests with those of our stockholders.

Risk Considerations

Our compensation committee reviews the risks and rewards associated with our compensation programs.  Our compensation committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. With respect to specific elements of compensation:

●
Base salary does not encourage risk-taking as it is a fixed amount. Base salary has traditionally been a smaller component of our executives overall compensation; however, we may allocate a greater portion of an executive’s total compensation to base salary instead of bonus than we have historically if we believe that is appropriate and given competitive pay trends generally.

●
Any bonus we pay our executives is calculated based on our book value.  We believe that this arrangement disincentives our executives from causing us to take undue risks.  For example, as discussed below, our executives can earn larger bonuses if our book value grows.  However, book value growth is dependent on us being able to access to the capital markets.  We do not think we will be able to access the capital markets unless the markets believe our performance, and our management of risk, warrants it.

●
We provide our executives with equity incentives.  We believe this component of compensation should be long term incentives, and consistent with this view, we place relatively long term vesting requirements on equity incentive grants.  Such grants generally vest over four, five or ten year periods.

Management and our compensation committee evaluate regularly the risks involved with all compensation programs globally and do not believe any of our compensation programs create risks that are reasonably likely to pose a material adverse impact to us.

Compensation Program

Pursuant to employment agreements entered into between us and our executive officers, each executive has a targeted aggregate cash compensation which is calculated as a percentage of our book value.  The targeted compensation is comprised of a base salary and a potential bonus.  Any bonus paid, however, must be approved by the compensation committee.  We have used this approach to compensate our executives because we believe that only successful performance by our management would increase our book value.  We believe our compensation policies are particularly appropriate since we are a REIT.  REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends.  As a result, unlike most companies, we cannot grow our business and our book value by reinvesting our earnings.  Rather, our growth in book value is dependent on sequential access to the capital markets.  This places a unique market discipline on us since we are able to access the capital markets only if the markets believe our performance warrants it.  The result of our compensation program is that there may be prolonged periods, such as during 1997-2001, 2003-2006 and 2009, when we do not access the capital markets and during which executive compensation is, in effect, frozen because of the employment contracts.  Our board of directors and our executive officers believe that our compensation program is performance based since our executives are paid more only if our performance warrants it.

While each executive has a targeted aggregate compensation based on our book value, in determining the particular elements of compensation that will be used to implement our overall compensation policies, the compensation committee takes into consideration a number of factors related to our performance, as well as the performance of the individual executive.  In particular, in considering whether to approve any bonuses, the compensation committee considers our increase in assets under management, earnings per share, profitability, overall economic conditions as well as competitive practices among our competitors in the portfolio management business.  The compensation committee also considers the individual efforts made by the executive in achieving overall company goals.

Although we do not do an annual market assessment of our executive compensation program, in 2003 we engaged a compensation consultant to look at the compensation structures of other publicly held mortgage REITs and other publicly held companies in the financial services and asset management industry.  We believe our management compensation structure is consistent, generally, with the management compensation structure of comparable companies.  We will continue to monitor whether our compensation structure is consistent with the compensation structure of its competitors.

The principal components of compensation for our executive officers were:

●	base salary;

●	bonus compensation; and

●	long-term equity incentive compensation.

Base Salary

We pay a base salary to our named executive officers and other employees to compensate them for services rendered during the fiscal year.  Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using market data, and were negotiated with each executive and us.  Base salary has traditionally been a smaller component of our executives overall compensation; however, we may allocate a greater portion of an executives total compensation to base salary instead of bonus than we have historically if we believe that is appropriate and given competitive pay trends generally.  The compensation committee from time to time reviews the base salaries we pay our executives.  In doing so, it considers a number of factors, including market data, internal review of the executive’s compensation compared to other executive officers, and the individual performance of the executive.

Bonus Compensation

As noted above, pursuant to employment agreements entered into between us and our executive officers, base compensation and bonus for the officers is calculated as a percentage of our book value.  Any bonus paid, however, is subject to the discretion of the compensation committee.  The compensation committee also has the right to increase a bonus beyond the targeted compensation contained in an executive’s employment agreement.  As discussed above, this arrangement was established based upon our view that successful performance by our management would result in our ability to raise additional capital.  Since bonuses must be approved by the compensation committee taking into account a number of factors relating to our performance, we believe that our executives are paid for performance.

Long-Term Equity Incentive Compensation

The compensation committee did not use a specific formula to calculate the number of options awarded to executives under our Incentive Plan.  The compensation committee does not explicitly set future award levels/opportunities on the basis of what the executives earned from prior awards. While the compensation committee takes past awards into account, it does not solely base future awards in view of those past awards.  Generally, our chief executive officer will recommend the amounts of awards to be made to each employee to the compensation committee.  In determining the specific amounts to be granted to each employee, our compensation committee will take into account factors such as the executive’s position, his or her contribution to our performance, market practices as well as the recommendations of our chief executive officer.

Presently, we do not have designated dates on which we grant stock option awards (other than an annual grant to our directors).  We do not, however, intend to time stock options grants with our release of material nonpublic information for the purpose of affecting the value of executive compensation.

We have designed our compensation policy in an effort to provide the proper incentives to management to maximize our performance in order to serve the best interests of our stockholders.  We have sought to achieve this objective through the granting of stock options under our Incentive Plan.  To date, our executive officers, pursuant to the Incentive Plan, have been granted options to purchase, in the aggregate, 6,763,884 shares of common stock with exercise prices ranging from $4.00 to $17.97.  Consistent with our view that this component of compensation is designed to provide long term incentives, these options vest in equal installments over four, five or ten year periods from the date of grant.  Consistent with the foregoing, we have structured our executive compensation policies with the goal of promoting the long-term commitment of management.  In addition, as indicated above, over 98% of the stock options granted by us since inception have been options with vesting periods of three, four and five years.  The vesting of stock options accelerates upon a change-in-control.

Perquisites and Fringe Benefits

We do not believe in providing our executives with excessive perquisites and other fringe benefits. Consistent with our pay-for-performance mandate, we provide very few executive fringe benefits.  Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other employees.  We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our performance.  Accordingly, other than an employer matching contribution which is the same that we provide all of our employees, we do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Employment Agreements

As noted above, we have entered into employment agreements with our executive officers.  This is because we believe that the long-term commitment of its current management team is a crucial factor in our future performance. This team includes Mr. Farrell and Ms. Denahan-Norris, who have worked together at FIDAC since November 1994 and with us since our commencement of operations in February 1997, Ms. Fagan, who has worked with us since April 1997, Mr. Keyes, who has worked with us since September 2009, and Mr. Fortescue, who has worked at FIDAC since June 1995 and with us since our commencement of operations in February 1997.  In an effort to ensure the long-term commitment of its management team, we, with the approval of our board of directors, entered into employment agreements with Mr. Farrell, Ms. Denahan-Norris, Ms. Fagan, Mr. Keyes and Mr. Fortescue.  Each of the agreements with Mr. Farrell, Ms. Denahan-Norris, Ms. Fagan and Mr. Fortescue provides for a one year term with automatic one-year extensions unless we or the officer provides written notice to the contrary.  The agreement with Mr. Keyes provides for a term through July 1, 2011 with automatic one-year extensions unless we or Mr. Keyes provides written notice to the contrary.  These employment agreements are described below.

Each of the employment agreements with our executive officers provides for overall targeted compensation consisting of annual base salaries and bonus payments based upon a percentage of our book value.  Actual compensation paid in any year, however, may vary depending on a number of factors related to our performance.  Mr. Farrell and Ms. Denahan-Norris are our founders, and their initial percentages, 0.20% and 0.17%, respectively, were set when we commenced operations.  Ms. Fagan’s percentage of 0.10% was set shortly after our initial public offering in 1997.  The percentage for Mr. Fortescue was initially set upon our acquisition of FIDAC in June 2004.  Over time, the employment agreements of our executive officers have been amended to change their base salaries and/or percentages.  In 2001, the percentage for Mr. Farrell was increased to 0.25% to reflect additional duties and responsibilities assumed by him at that time, and it has been unchanged since then.  At the same time, Ms. Denahan-Norris’s percentage was increased to 0.20% to reflect our compensation committee’s view that her compensation should reflect the broad set of responsibilities that she has as a member of our senior executive team.  Ms. Denahan-Norris’s percentage was further increased to 0.25% in 2008 when our compensation committee determined that in light of her contribution to our success, her base salary and percentage should be the same as our chief executive officer because our compensation committee attributed much of our success to her oversight of the team of investment professionals she manages.  Ms. Fagan’s percentage is 0.10% and has not been changed since it was initially set but her base salary has been increased.  The percentage for Mr. Keyes was initially set at 0.04% and has not changed.  The percentage for Mr. Fortescue was initially set at 0.05% and has not changed but his base salary has been increased. Our book value is defined in each of the employment agreements as the aggregate amounts reported on our balance sheet as “Stockholders’ Equity,” excluding any adjustments for valuation reserves (i.e., changes in the value of our portfolio of investments as a result of mark-to-market valuation changes).

Mr. Farrell and Ms. Denahan-Norris each receive an annual base salary of $3,000,000.  Ms. Fagan receives an annual base salary of $1,200,000.  Mr. Keyes and Mr. Fortescue each receive annual base salaries of $750,000.  In addition, all bonuses paid under these employment agreements are subject to the discretion of our compensation committee.

Our compensation committee approved bonuses which gave four of our five named executive officers their targeted bonus and base salary compensation for 2010. For Mr. Keyes, our Managing Director and Chief Strategy Officer, however, it awarded an additional $1.5 million bonus above his targeted bonus for 2010. We made this award because of Mr. Keyes’s successful design and management of our capital markets activities in 2010 at significant cost savings us.  Additionally, we believe that there is strong demand for the services of experienced capital markets executives such as Mr. Keyes, and we want to ensure we continue to employ Mr. Keyes.

Pursuant to the employment agreements, the executive officers are also entitled to participate in our benefit plans, including the Incentive Plan. In addition, our board of directors has established a bonus incentive compensation plan for our executive officers.  This program permits our compensation committee, in its discretion, to award cash bonuses annually to our executive officers.  Each employment agreement also provides for the subject officer to receive compensation, in the event that we terminate the officer’s employment without “cause” (as defined in the agreement), or if the officer resigns for “good reason” (as defined in the agreement).  We describe the severance benefits our named executives receive in “Potential Payments Upon Termination of Employment” below.

Each employment agreement also contains a “non-compete” provision prohibiting the officer from managing, controlling, participating in or operating a competing REIT for a period of one year following termination of employment following our termination of the officer for cause or resignation of the subject officer other than for “good reason.”  Each agreement requires that the officer act in accordance with provisions of Maryland law relating to corporate opportunities.

“Good reason” is generally defined by the employment agreements as the occurrence of one or more of the following without the executive’s written consent:

●	a material breach of the agreement by us;

●	a materially significant change in the executive’s duties, authorities or responsibilities;

●	the relocation of the executive’s principal place of employment more than 60 miles from New York, New York; and

●
our failure to obtain the assumption in writing by any successor to all or substantially all of our assets or business within fifteen days upon a merger, consolidation, sale or similar transaction of its obligations to perform the executive’s employment agreement.

We have a thirty day cure period to cure a breach of the first three items described above.

“Cause” is generally defined by the employment agreements as the occurrence of one or more of the following:

●
the executive’s failure to substantially perform the duties described in his employment agreement (provided we give the executive 60 day prior notice of the failure and provide the executive an opportunity to respond, and, if the failure is able to be cured, an opportunity to cure the failure);

●	acts or omissions constituting recklessness or willful misconduct on the part of the executive in respect of his fiduciary obligations to us which is materially and demonstrably injurious to us; and

●	the executive’s conviction for fraud, misappropriation or embezzlement in connection with our assets.

The employment agreements do not necessarily require payments by us upon a change of control of us, unless the change of control includes the failure of our successor to agree to perform its obligations under the employment agreement.  In such a case, the executive would have “good reason” to terminate the agreement and require us to make severance payments.

Tax Considerations

Section 162(m) of the Internal Revenue Code denies a tax deduction for compensation in excess of $1 million paid to our Chief Executive Officer and our three other most highly compensated officers, excluding the Financial Officer, unless the compensation is paid under a program that has satisfied stockholder approval requirements and the compensation is “performance-based” within the meaning of Section 162(m).  Currently, the employment agreements of these officers do not contain performance-based criteria and the compensation program has not been approved by our stockholders.  As a result, portions of the compensation we pay is subject to the $1 million deduction limitation because it is not considered performance-based within the meaning of Section 162(m).

During 2005, the compensation committee spent significant portions of its meetings to determine whether we should take steps to permit us to deduct compensation in excess of $1 million.  As noted above, the compensation committee has traditionally believed that it is in the best interests of us and our stockholders that the overall compensation of our officers be calculated as a percentage of book value.  Nevertheless, in view of the non-deductibility of a portion of the compensation we pay, the compensation committee reviews, from time to time, its policies to determine whether we should in the future add performance-based criteria to executive compensation.  Adding performance-based criteria will require amending the existing employment agreements of the applicable employees.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Jonathan D. Green	E. Wayne Nordberg	Donnell A. Segalas

Summary Compensation Table

The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal years ended December 31, 2010, 2009, and 2008, to our Chief Executive Officer and our Chief Financial Officer, and our three highest paid other executive officers serving in their positions at December 31, 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation($)	Change in Pension Value and Nonqual- ified Deferred Comp- ensation Earnings ($)	All Other Comp- ensation ($)(2)	Total ($)

Michael A.J. Farrell	2010	$2,715,000	$20,909,832	$0	$0	$0	$0	$168	$23,625,000
Chairman of the	2009	$2,430,000	$17,722,781	$0	$1,380,000	$0	$0	$168	$21,532,949
Board, Chief
Executive Officer, and
President	2008	$2,430,000	$15,954,557	$0	$568,520	$0	$0	$240	$18,953,317

Wellington J. Denahan-Norris	2010	$2,715,000	$20,909,832	$0	$0	$0	$0	$9,968	$23,634,800
Vice Chairman, Chief	2009	$2,430,000	$17,772,781	$0	$1,380,000	$0	$0	$9,968	$21,542,749
Investment Officer
and Chief Operating
Officer	2008	$2,349,167	$16,954,557	$0	$568,520	$0	$0	$9,440	$19,881,684

Kathryn F. Fagan	2010	$1,086,000	$8,363,933	$0	$0	$0	$0	$9 968	$9,459,901
Chief Financial	2009	$972,000	$7,089,113	$0	$517,500	$0	$0	$9,968	$8,588,581
Officer and Treasurer	2008	$972,000	$6,381,823	$0	$164,090	$0	$0	$9,440	$7,527,353

Kevin Keyes(3)	2010	$625,000	$4,421,223	$0	$0	$0	$0	$9,968	$5,056,191
Managing Director	2009	$100,000	$250,000	$0	$0	$0	$0	$56	$350,056
and Chief Strategy
Officer

James P. Fortescue	2010	$625,000	$4,091,766	$0	$0	$0	$0	$9,968	$4,726,734
Managing Director,	2009	$500,000	$4,530,556	$0	$517,500	$0	$0	$9,968	$5,558,024
Head of
Liabilities and
Chief of Staff	2008	$500,000	$3,176,911	$0	$140,574	$0	$0	$9,440	$3,826,925

(1)
Amounts shown in this column represent the aggregate grant date fair value of stock option awards granted during the respective year computed in accordance with Financial Accounting Standards Board ASC Topic 718. For the assumptions regarding determination of the grant date fair value of stock options, see Note 14 to our Consolidated Financial Statements for the 2010 fiscal year included in our Form 10-K filed with the SEC on February 25, 2011.

(2)	The amounts shown in this column reflects for each named executive officer:

●
matching contributions of $9,800 were made by us with respect to each of the named executive officers  pursuant to our Section 401(k) plan, other than to Mr. Farrell who did not receive a matching contribution and Mr. Keyes who did not receive a matching in 2009; and

●	the premiums associated with term life insurance that we provide to our named executives officers.

(3)
Mr. Keyes joined the Company on September 1, 2009.  During 2010, Mr. Keyes entered into an employment agreement that provided for, amongst other things, an annual base salary increase to $750,000 per annum effective July 1, 2010.

We have in effect employment agreements with each of our named executive officers.  The employment agreements set forth minimum base salary amounts and provide each executive with a targeted aggregate compensation which is calculated as a percentage of our book value.  We describe these employment agreements in “Compensation Discussion and Analysis” above.  We describe the severance payments we may pay to these executives in “Potential Payments Upon Termination Of Employment” below.

Grants of Plan-Based Awards

We did not grant our executive officers any plan based awards 2010.  We describe our Incentive Plan in “Compensation Discussion and Analysis” above and in “Equity Compensation Plan Information” below.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of the end of 2010.

	Option Awards
Name	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date
Michael A.J. Farrell	200,000				17.97	08/04/13
	150,000				17.39	04/19/14
	150,000				17.07	07/07/15
	112,500	37,500	(2)		15.70	05/17/17
	70,000	100,000	(3)		16.46	05/08/18
	100,000	100,000	(4)		15.61	09/19/18
	100,000	300,000	(5)		13.25	04/22/19

Wellington J. Denahan-Norris	150,000				17.97	08/04/13
	150,000				17.39	04/19/14
	150,000				17.07	07/07/15
	112,500	37,500	(2)		15.70	05/17/17
	100,000	100,000	(3)		16.46	05/08/18
	100,000	100,000	(4)		15.61	09/19/18
	100,000	300,000	(5)		13.25	04/22/19

Kathryn F. Fagan	50,000				17.97	08/04/13
	50,000				17.39	04/19/14
	50,000				17.07	07/07/15
	37,500	12,500	(2)		15.70	05/17/17
	26,500	26,500	(3)		16.46	05/08/18
	26,500	26,500	(4)		15.61	09/19/18
	12,500	112,500	(5)		13.25	04/22/19

Kevin Keyes	-	-			-	-

James P. Fortescue	20,000				17.97	08/04/13
	20,000				17.39	04/19/14
	30,000				17.07	07/07/15
	15,968				11.72	02/13/16
	30,000	10,000	(2)		15.70	05/17/17
	26,500	26,500	(3)		16.46	05/08/18
	26,500	26,500	(4)		15.61	09/19/18
	32,500	112,500	(5)		13.25	04/22/19

(1)	All options (other than as discussed below) listed above vest (beginning on the first anniversary of date of grant at a rate of 25% per year over the first four years of the ten-year option term.
(2)	These options vest on May 17, 2011.
(3)	These options vest in two equal annual increments commencing May 8, 2011.
(4)	These options vest in two equal annual increments commencing September 19, 2011.
(5)	These options vest in three equal annual increments commencing April 22, 2011.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to our named executive officers regarding options exercised and stock vested during the calendar year 2010.

	Option Awards
Name	Number of Shares Acquired On Exercise(#)	Value Realized on Exercise($)

Michael A.J. Farrell	37,500	$215,625

Wellington J. Denahan-Norris	37,500	$239,625

Kathryn F. Fagan	37,500	$195,250

Kevin Keyes	-	-

James P. Fortescue	13,532	$77,945

Pension Benefits

We do not provide any of our employees with pension benefits.  We do, however, make matching contributions to all our employees, including our named executive officers, who contribute to our Section 401(k) plan.  We make a matching contribution in cash of 100% of the employee’s elective deferral contribution up to 3% of the employee’s pay, and 50% of the employee’s pay above 3% up to 5% of the employee’s pay (subject to IRS limits).

Nonqualified Deferred Compensation

We do not provide any of our employees with any nonqualified deferred compensation plans.

Potential Payments Upon Termination Of Employment

The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment agreements.  As discussed above, each of our named executives has an employment agreement which provides for an annual base salary and performance bonus which in the aggregate equal a percentage of our book value.  Post employment payments to our executives are determined by reference to their base salary and performance bonus.

Termination upon Death, Disability or for Cause

An executive’s employment with us terminates immediately upon his death.  Thereafter, we are obligated to pay his estate all accrued but unpaid amounts of his base salary and the pro rata portion of his performance bonus for the year of his death.  The amount of the performance bonus paid in the year of an executive’s death will equal the maximum performance bonus he would have been entitled to receive for that year (as determined at the end of the year of his death) multiplied by a ratio equal to the number of days he was employed in the year of his death, divided by 365.   The performance bonus will be paid at the same time and manner had the executive not died.  In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

We are entitled to terminate an executive’s employment due to his disability if he has been absent from the full-time performance of his duties with the Company for six consecutive months, and if, within thirty days after written notice by us, he has not returned to the full-time performance of his duties.  We will continue to pay the executive’s base salary during the period that the executive is first absent from the full-time performance of his duties and until the later of the date he is terminated from employment due to disability or the date he begins receiving long-term disability payments under our long term disability plan.  In addition, the executive will be entitled to receive a pro rata portion of the performance bonus for the year of the executive’s termination due to disability.  The amount of the pro rata portion of the performance bonus will be determined in the same manner as described above upon termination upon an executive’s death. In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

If we terminate an executive’s employment for “cause” at any time prior to expiration of the term of the agreement, we will be obligated to pay him all accrued but unpaid amounts of his base salary and the pro rata portion of his performance bonus for the year of his termination.  The amount of the pro rata portion of the performance bonus will be determined in the same manner as described above upon termination upon an executive’s death. In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

Termination by Us Other Than for Cause or Termination by the Executive for Good Reason

If we terminate an executive’s employment without “cause,” or if the executive officer resigns for “good reason”, we must immediately pay any unpaid portion of the executive’s base salary.  In addition, the executive is entitled to receive a severance payment equal to three times the greater of the executive’s combined maximum base salary and actual performance bonus for the preceding fiscal year or the average for the three preceding years of the officer’s combined actual base salary and performance bonus compensation.  One half of this severance amount is payable immediately and the remaining 50% is payable in monthly installments over the succeeding three months.

If any payments, distributions, or benefits provided or to be provided to the executive under the employment agreement or otherwise are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code on payments related to a change in control (or parachute payments), each employment agreement provides that such parachute payments will be reduced to an amount that will avoid imposition of such excise taxes.  However, the parachute payments will not be reduced if it is determined that the officer would have a greater net after-tax benefit after paying the applicable excise taxes on the unreduced parachute payments.  If the parachute payments are not reduced under the terms of the employment agreements, Section 280G of the Code may limit our ability to deduct such payments for Federal income tax purposes.

In addition, if we terminate without cause or if the executive terminates for good reason, all unexercised stock options owned by the executive as of the termination date, whether vested or not, become immediately exercisable.  If however, any incentive stock options will not be exercisable for the first time in a calendar year to the extent that all incentive stock options exercisable by the executive during that calendar year exceeds $100,000.

Termination by Executive Without Good Reason

If the executive terminates the agreement without good reason, we are obligated to pay him only all accrued but unpaid amounts of his base salary and any previously awarded but unpaid performance bonus.

Potential Post-Employment Payments and Payments on a Change in Control

Each of our named executives has the right to terminate employment for “good reason” and receive severance payment from us.  We are not necessarily required to make payments to an executive upon a change of control of us, unless the change of control includes the failure of our successor to agree to perform its obligations under the employment agreement.  Such an event would constitute “good reason” for purposes of the executive’s right to terminate the agreement and receive severance payments.

The following table presents the potential post employment payments and payments our named executive officers would be entitled under their employment agreements and assumes that the triggering event took place on December 31, 2010.

		Termination	Termination
		with Cause or	without		Other Post
		Voluntary	Cause or for	Death or	Employment
Name	Benefit	Termination	Good Reason	Disability	Obligations

Michael A.J. Farrell	Base Salary	$0	$9,000,000	$0	$0
	Bonus	$0	$62,729,499	$0	$0
	Stock Options(1)	$1,256,950	$3,118,200	$1,256,950	$0
	Total	$1,256,950	$74,847,699	$1,256,950	$0

Wellington J. Denahan-Norris	Base Salary	$0	$9,000,000	$0	$0
	Bonus	$0	$62,729,499	$0	$0
	Stock Options(1)	$1,300,750	$3,162,000	$1,300,750	$0
	Total	$1,300,750	$74,891,499	$1,300,750	$0

Kathryn F. Fagan	Base Salary	$0	$3,600,000	$0	$0
	Bonus	$0	$25,091,799	$0	$0
	Stock Options(1)	$310,530	$963,560	$310,530	$0
	Total	$310,530	$29,655,359	$310,530	$0

Kevin Keyes	Base Salary	$0	$2,250,000	$0	$0
	Bonus	$0	$13,263,669	$0	$0
	Stock Options(1)	-	-	-	$0
	Total	$0	$15,513,669	$0	$0

James P. Fortescue	Base Salary	$0	$2,250,000	$0	$0
	Bonus	$0	$12,275,301	$0	$0
	Stock Options(1)	$453,382	$1,100,862	$453,382	$0
	Total	$453,382	$15,626,163	$453,382	$0

(1)	We have valued the benefit based on the potential gain executives would have realized if the stock options had been exercised as of December 31, 2010.

COMPENSATION OF DIRECTORS

We pay an annual director’s fee equal to $100,000 to each director who is not an officer or employee, as well as a fee of $500 for each meeting of our board of directors or any committee attended by each independent director (or $250 for any meeting at which the director participates by conference telephone call).  We also reimburse all directors for costs and expenses for attending these meetings.

Each independent director, upon appointment to our board of directors, receives a non-discretionary automatic grant of non-qualified stock options for the purchase of 5,000 shares of common stock; these options vest in four equal installments over a period of four years from the date of grant. In addition, each independent director is entitled to receive on June 26 of each year that he or she serves as a director, options to purchase an additional 1,250 shares of common stock; these options vest on the date of grant. The exercise price for each option is the fair market value of our common stock as of the date on which the option is granted. Independent directors also are entitled to receive discretionary awards under the Incentive Plan.

Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Kevin P. Brady	$104,000	$0	$104,000

Jonathan D. Green	$102,500	$0	$102,500

Michael Haylon	$103,750	$0	$103,750

John A. Lambiase	$102,750	$0	$102,750

E. Wayne Nordberg	$102,750	$0	$102,750

Donnell A. Segalas	$102,250	$0	$102,250

(1)
Amounts shown in this column represent the aggregate grant date fair value of stock option awards granted during the respective year computed in accordance with Financial Accounting Standards Board ASC Topic 718. For the assumptions regarding determination of the grant date fair value of stock options, see Note 14 to our Consolidated Financial Statements for the 2010 fiscal year included in our Form 10-K filed with the SEC on February 25, 2011.  As of December 31, 2010, each non-employee director has the following number of options outstanding: Kevin P. Brady, 113,750; Jonathan D. Green, 156,250; Michael Haylon, 78,750; John A. Lambiase, 156,250; E. Wayne Nordberg, 126,250; and Donnell A. Segalas, 156,250.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us.  A. Alexandra Denahan, the sister of Wellington J. Denahan-Norris, our Vice Chairman of the Board, Chief Operating Officer and Chief Investment Officer, is employed by us as Controller and received $4,032,894 in salary and bonus during 2010.  Ms. Alexandra Denahan is not an executive officer.  Matthew J. Lambiase, one of our executive officers, is the son of our director, John A. Lambiase, and is employed by us as Managing Director and Head of Business Development, and received $4,639,969 in salary and bonus for 2010.  Ms. Alexandra Denahan and Mr. Lambiase also participate in other employee benefit plans and arrangements which are generally made available to other employees at their level (including health, vacation, Section 401(k) and insurance plans).  The compensation of these individuals was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

Approval of Related Person Transactions

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us.  We review these questionnaires and, if we determine it necessary, discuss any reported transactions with the entire board of directors.  We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis.  If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction.  An example of this process was our acquisition of FIDAC from certain of our executive officers.  Other types of transactions, such as employment of individuals who may be related to our executive officers or directors which are described above, are discussed by the board of directors, but not approved or ratified by the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following non-employee directors:  Messrs. Green, Nordberg and Segalas.  None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a director.

EQUITY COMPENSATION PLAN INFORMATION

We had adopted a long term stock incentive plan for executive officers, key employees and nonemployee directors (the Prior Plan).  The Prior Plan authorized the Compensation Committee of the board of directors to grant awards, including NQSOs.  The Prior Plan authorized the granting of options or other awards for an aggregate of the greater of 500,000 shares or 9.5% of the outstanding shares of our common stock up to a ceiling of 8,932,921 shares.  Existing awards made under the Prior Plan will remain effective.  Stock options were issued at the current market price on the date of grant.

On May 27, 2010, at our 2010 Annual Meeting of Stockholders, our stockholders approved the 2010 Equity Incentive Plan (or Incentive Plan).  The Incentive Plan authorizes the Compensation Committee of the board of directors to grant options, stock appreciation rights, dividend equivalent rights, or other share-based award, including restricted shares up to an aggregate of 25,000,000 shares, subject to adjustments as provided in the Incentive Plan.  The following table provides information as of December 31, 2010 concerning shares of our common stock authorized for issuance under our Prior Plan and the Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under Incentive Plan (excluding previously issued)
Equity compensation plans
approved by security
holders	6,891,975	$15.33	25,181,850
Equity compensation plans
not approved by security
holders	-	-	-
Total	6,891,975	$15.33	25,181,850

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors.  The members of the audit committee meet the independence and experience requirements of the New York Stock Exchange.  The board of directors has determined that Mr. Brady is the audit committee financial expert and is an independent director within the meaning of the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.  In 2010, the Committee met four times.  The audit committee has adopted a written charter outlining the practices it follows.  A full text of our audit committee charter is available for viewing at our website at www.annaly.com.  Any changes in the charter or key practices will be reflected on our website.

During the year 2010, at each of its meetings, the audit committee met with the Chief Financial Officer and our independent registered public accounting firm.  The audit committee’s agenda is established by the audit committee’s chairman.  The audit committee engaged Deloitte & Touche LLP as our independent registered public accounting firm and reviewed with our Chief Financial Officer and the independent registered public accounting firm, overall audit scope and plans, the results of external audit examination, evaluations by the independent registered public accounting firm of our internal controls and the quality of our financial reporting.

The audit committee has reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the audit committee asked for and received management’s representations that our audited financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, and have expressed to both management and registered public accounting firm their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent registered public accounting firm, the audit committee asks them to address, and discusses their responses to several questions that the audit committee believes are particularly relevant to its oversight. These questions include:

●
Are there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the registered public accounting firm themselves prepared and been responsible for the financial statements?

●
Based on the registered public accounting firm’s experience, and their knowledge of us, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

●	Based on the registered public accounting firm’s experience, and their knowledge of us, have we implemented internal controls that are appropriate?

The audit committee believes that, by thus focusing its discussions with the independent registered public accounting firm, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The audit committee also discussed with the independent registered public accounting firm other matters required to be discussed by the registered public accounting firm with the audit committee under the standards of Public Company Accounting Oversight Board.  The audit committee received and discussed with the registered public accounting firm their annual written report on their independence from us and our management, which is made pursuant to applicable requirements of the Public Company Accounting Oversight Board, and considered with the registered public accounting firm whether the provision of non-audit services is compatible with the registered public accounting firm’s independence.

In performing all of these functions, the audit committee acts only in an oversight capacity and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year end.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee has recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by the current members of the audit committee:

Kevin P. Brady	Jonathan D. Green	Michael Haylon	E. Wayne Nordberg

PROPOSAL 2
APPROVAL OF AN AMENDMENT OF OUR CHARTER TO INCREASE THE
NUMBER OF AUTHORIZED SHARES TO 2,000,000,000 SHARES

Our charter currently allows us to issue up to a combined total of 1,000,000,000 shares of capital stock, par value $0.01 per share. As of March    , 2011 we had             shares of common stock and                 shares of preferred stock issued and outstanding.  To retain the ability to issue additional shares of capital stock, we seek to increase the number of shares we are currently authorized to issue for general corporate purposes. The proposed amendment of our charter raises the total number of authorized shares we are permitted to issue from 1,000,000,000 shares to 2,000,000,000 shares. While we presently have no immediate plans to issue additional shares of capital stock, we opportunistically raise additional capital from time to time, based upon market conditions, in order to meet our business objectives.

The proposed amendment to our charter deletes the current ARTICLE VI(A) of our charter and replaces it with the following:

 “ARTICLE VI

         A.       The total number of shares of stock of all classes which the Corporation has authority to issue is two billion (2,000,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in the aggregate par value to twenty million dollars ($20,000,000). Of these shares of capital stock, 1,987,987,500 shares are classified as “Common Stock,” 7,412,500 shares are classified as “7.875% Series A Cumulative Redeemable Preferred Stock,” and 4,600,000 shares are classified as “6.00% Series B Cumulative Convertible Preferred Stock.”  Our Board may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO 2,000,000,000 SHARES.

PROPOSAL 3
APPROVAL OF A NON-BINDING ADVISORY VOTE
APPROVING EXECUTIVE COMPENSATION

General

Our board of directors is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters.  We are providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act.  The stockholder vote will not be binding on us or the board of directors, and it will not be construed as overruling any decision by us or the board of directors or creating or implying any change to, or additional, fiduciary duties for us or the board of directors.

As discussed in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, our board of directors believes that our compensation is directly linked to our principal business objective of generating income for our stockholders.  For example:

●
Each executive has a targeted aggregate cash compensation which is calculated as a percentage of our book value.  We believe that only successful performance by our management will increase our book value and, therefore, ties compensation for our executive officers to our performance.

●
Because we pay at least 90% of our earnings to stockholders as dividends, unlike most companies, we cannot grow our business and our book value by reinvesting our earnings.  Rather, our growth in book value is dependent on sequential access to the capital markets.  This places a unique market discipline on us since we are able to access the capital markets only if the markets believe our performance warrants it.  As a result, there may be prolonged periods, such as during 1997-2001, 2003-2006 and 2009, when we do not access the capital markets and during which executive compensation is, in effect, frozen because of the employment contracts.

●
Our compensation committee takes into consideration a number of factors related to our performance, as well as the performance of the individual executive.  In particular, in considering whether to approve any bonuses, the compensation committee considers our increase in assets under management, earnings per share, profitability, overall economic conditions as well as competitive practices among our competitors in the portfolio management business.  The compensation committee also considers the individual efforts made by the executive in achieving overall company goals.

For these reasons, the board of directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 4
APPROVAL OF A NON-BINDING ADVISORY RESOLUTION
ON THE FREQUENCY OF STOCKHOLDER VOTING
ON OUR EXECUTIVE COMPENSATION

We are seeking a vote from stockholders as to whether an advisory vote on executive compensation should occur every one, two or three years.  The option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders.  We are providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act.  The stockholder vote will not be binding on us or the board of directors, and it will not be construed as overruling any decision by us or the board of directors or creating or implying any change to, or additional, fiduciary duties for us or the board of directors.

A vote that occurs every three years will permit stockholders to evaluate our executive compensation against our long-term performance.  We believe that our compensation is directly linked to our principal business objective of generating income for our stockholders.

We take a long-term view towards our performance, and therefore believe it is most appropriate for stockholders to express their views on our compensation every three years.  In determining to recommend that the stockholders select a frequency of once every three years, our board of directors considered how an advisory vote at such frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, objectives and practices in the context of our long-term business results for such period, while avoiding overemphasis on short-term fluctuations in compensation and business results that could occur over shorter periods of time. An advisory vote occurring once every three years will also permit our stockholders to fully observe and evaluate the impact of any changes to our executive compensation philosophy and objectives which have occurred since the last advisory vote on executive compensation, including any changes in response to the outcome of a prior advisory vote on executive compensation.

If a stockholder has a concern about our compensation and would like to contact us, our board of directors and our Compensation Committee may be contacted either individually or as a group at anytime as noted under “Communications with the board of directors” in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY THREE YEARS” FOR THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Deloitte & Touche LLP and its affiliated entities, or D&T, has served as our independent registered public accounting firm since our formation in November 1996. During this time, it has performed accounting and auditing services for us. We expect that representatives of D&T will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If the appointment of D&T is not ratified, our audit committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011.

Relationship with Independent Registered Public Accounting Firm

In addition to performing the audits of our financial statements and management’s assessment of the effectiveness of the internal control over financial reporting, D&T provided audit-related services for us during 2010 and 2009.  The aggregate fees billed for 2010 and 2009 for each of the following categories of services are set forth below:

Audit Fees: The aggregate fees billed by D&T for audit and reviews of our 2010 financial statements were $604,200.  The aggregate fees billed by D&T for the audit of the Company’s internal control over financial reporting in 2010 were $165,300.  The aggregate fees billed by D&T for audits and reviews of our 2009 financial statements were $597,500.  The aggregate fees for the audit of the Company’s internal control over financial reporting in 2009 were $180,000.

Audit-Related Fees:  The aggregate fees billed by D&T for audit related services during 2010 were $157,000. The audit-related services in 2010 principally included due diligence and accounting consultation relating to our public offerings.  The aggregate fees billed by D&T for audit-related services during 2009 were $24,800.  The audit-related services in 2009 principally included due diligence and accounting consultation relating to our annual audit.

Tax Fees:  The aggregate fees billed by D&T for tax services for 2010 were $46,500.  The aggregate fees billed by D&T for tax services for 2009 were $35,000.

All Other Fees:  D&T did not perform any other kinds of services for us during 2010 and 2009, and we did not pay D&T any additional fees.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by D&T after January 1, 2003.  Specifically, the audit committee pre-approved the use of D&T for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we request D&T to undertake to provide assurances on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services which we would obtain from D&T, and required management to report the specific engagements to the audit committee on a quarterly basis, and also obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to D&T during the then current fiscal year.  Our audit committee approved the hiring of D&T to provide all of the services detailed above prior to D&T’s engagement.  None of the services related to the Audit-Related Fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2010, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis.

ACCESS TO FORM 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of March 30, 2011 a copy of our annual report on   Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.  You should address your request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email your request to us at investor@annaly.com.

We make available on our website, www.annaly.com, under “Financial Information/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2012 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than               , 2011.

Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, that is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.  Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2012 Annual Meeting of Stockholders must notify us in writing of such proposal by             , 2011, but in no event earlier than            , 2011.

Any such nomination or proposal should be sent to Secretary, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, NY 10036 and, to the extent applicable, must include the information required by our Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C.  20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting
instructions and for electronic delivery of
information up until 11:59 P.M. Eastern Time
the day before the cut-off date or meeting
date. Have your proxy card in hand when you
access the web site and follow the
instructions to obtain your records and to
create an electronic voting instruction form.

ANNALY CAPITAL MANAGEMENT, INC.	Electronic Delivery of Future PROXY MATERIALS
1211 AVE. OF THE AMERICAS, STE 2902	If you would like to reduce the costs incurred
NEW YORK, NY 10036	by our company in mailing proxy materials, you
ATTN: KATHRYN FAGAN	can consent to receiving all future proxy
statements, proxy cards and annual reports
________________________	electronically via e-mail or the Internet. To
sign up for electronic delivery, please follow
Investor Address Line 1	the instructions above to vote using the
Investor Address Line 2	Internet and, when prompted, indicate that you
Investor Address Line 3	agree to receive or access proxy materials
Investor Address Line 4	electronically in future years.
Investor Address Line 5
John Sample	VOTE BY PHONE - 1-800-690-6903
1234 ANYWHERE STREET	Use any touch-tone telephone to transmit your
ANY CITY, ON A1A 1A1	voting instructions up until 11:59 P.M. Eastern
Time the day before the cut-off date or meeting
________________________	date. Have your proxy card in hand when you call
and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return
it in the postage-paid envelope we have provided
or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # ----> 000000000000

NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345
________________________

	PAGE 1 OF 2
	__________________________________

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: |X|

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The board of directors recommends that you vote FOR the following:

1.  Election of Directors

Nominees	For	Against	Abstain

01 Michael A. J. Farrell	[ ]	[ ]	[ ]

02 Jonathan D. Green	[ ]	[ ]	[ ]

03 John A. Lambiase	[ ]	[ ]	[ ]

The board of directors recommends you vote FOR the following proposal:

2. A proposal to amend our charter to increase the number of authorized shares to 2,000,000,000 shares.

For	Against	Abstain
[ ]	[ ]	[ ]

The board of directors recommends you vote FOR the following proposal:

3. A proposal to approve a non-binding advisory resolution on our executive compensation.

For	Against	Abstain
[ ]	[ ]	[ ]

The board of directors recommends you vote FOR EVERY THREE YEARS on the following proposal:

4. A recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation.

Every 1 Yr	Every 2 Yrs	Every 3 Yrs	Abstain
[ ]	[ ]	[ ]	[ ]

The board of directors recommends you vote FOR the following proposal:

5. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the 2011 fiscal year.

For	Against	Abstain
[ ]	[ ]	[ ]

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

________________________
Investor Address Line 1
	Yes No	Investor Address Line 2
Please indicate if you plan to attend this meeting	[ ] [ ]	Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
Annaly Capital Management, Inc.		________________________

_______________________________________	___________________________	SHARES
CUSIP #
_______________________________________	___________________________	SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX] Date JOB#	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2010 ANNUAL REPORT TO STOCKHOLDERS, 2011 NOTICE & PROXY STATEMENT is/are available at www.proxyvote.com.

ANNALY CAPITAL MANAGEMENT, INC.
Annual Meeting of Stockholders
May 26, 2011
This proxy is solicited by the board of directors

Revoking all prior proxies, the undersigned hereby appoints Michael A.J. Farrell and Nicholas Singh, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to  vote all shares of Common Stock, par value $.01 per share, of Annaly Capital Management, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, commencing at 9:00 a.m., New York time, on Thursday, May 26, 2011, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents  or their substitutes may lawfully do in place of the undersigned as indicated below.

Continued and to be signed on reverse side